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EXHIBIT 6.31
                               DATED 21 JUNE 1997


                           TOTAL FILMS UK LIMITED (1)


                            TOTAL FILM GROUP INC (2)


                              PRODUCER'S AGREEMENT

                        For the Services of Gerald Green


                                 BERWIN LEIGHTON

                  Adelaide House London Bridge, London EC4R 9HA
                    Telephone 0171 623 3144 Fax 0171 623 4416


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                              PRODUCER'S AGREEMENT

DATE:  21 June 1997

PARTIES:

1.       The Production Company        TOTAL FILMS UK LIMITED
                                       (registered no.
                                       3316646) whose registered
                                       office is at Adelaide
                                       House, London Bridge, London
                                       EC4R 9HA

2.       The Loan Out Company          TOTAL FILM GROUP INC of 9107
                                       Wilshire Blvd,
                                       Beverly Hills, California,
                                       USA

3.       The Producer                  GERALD GREEN c/o Total Film
                                       Group Inc of
                                       9107 Wilshire Blvd, Beverly
                                       Hills, California USA

RECITALS:

(A) The Production Company proposes to produce the Film intended primarily for theatrical exploitation throughout the world.

(B) The Loan Out Company is entitled to the exclusive services of the Producer.

(C) The Production Company wishes to engage the Loan Out Company to provide services of the Producer as producer of the Film on the terms and conditions set out in this Agreement.

1        Interpretation

1.1      In this Agreement:
         Act                                means the Copyright Designs and
                                            Patents Act 1988

         the Film means a film and all sound recordings made in connection with and/or incorporated in the soundtrack to such film, which is tentatively entitled "New Swiss Family Robinson" based on a
                                            Screenplay by Stewart Raffill

1.2 In this Agreement the expression "film" shall bear the meaning ascribed to it in s 5(I)(b) of the Act.

2        Engagement

2.1 The Production Company engages the Loan Out Company to provide the services of the Producer and the Loan Out Company undertakes to provide the services of the Producer to the Production Company as principal producer of the Film.

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2.2      The engagement shall commence on 21 July 1997 and shall continue until the earlier of:

2.2.1 the completion of the Film in all respects ready for delivery to the principal distributor of the Film; or

2.2.2 termination of the services of the Producer supplied by the Loan Out Company pursuant to the provisions of this Agreement.

2.3 The services to be rendered by the Producer and supplied by the Loan Out Company shall be as more particularly set out in Schedule 1 ("Services").

3.       Compensation

3.1 Subject to the provisions of this Agreement and the observance and performance by the Producer of all his obligations under it, the Production Company shall pay to the Loan Out Company for all services rendered by the Producer in respect of the Film and for all rights in the products of such services the sum of US$300,000 (three hundred thousand United States dollars) payable as a deferment in first position pro rata and pair passe with other deferrals providing services and facilities from 100% of all sums actually received by US from the exploitation of the Film throughout the world after repayment of loan finance p1w interest made available by the principal financiers of the Film.

3.2 The Production Company is expressly authorized by the Producer to deduct and withhold from all sums due to the Producer all deductions (if any) in accordance with local laws and regulations from time to time applicable.

3.3 All sums payable under this clause 3 shall be paid to the Loan Out Company whose receipt shall be a full and sufficient discharge to the Production Company.

3.4 The Loan Out Company and the Producer acknowledges that the remuneration provided under this clause 3 shall be inclusive of all guild and union minimum basic fees overtime and all residual repeat and payments direct or indirect employment and like taxes and state governmental and/or social security contributions.

4.       Expenses

4.1 The Production Company will provide the Producer with first class return air fare from Los Angeles to Puerto Rico for the purpose of providing the Services and it is acknowledged that more than one return trip may be required.

4.2.1 While the Producer is in Puerto Rico providing the Services on location, the Production Company shall provide him with first class living accommodation, a rental car and per diem of $150.

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5        Rights/consents

5.1 The Producer and the Loan Out Company severally assign with full title guarantee to the Production Company the entire copyright whether vested, contingent or future and all other rights of whatever nature in, and to the product of, the Services whether now known or in the future created to which the Producer is now or may at any time after the date of this Agreement be entitled by virtue of, or pursuant to, any of the laws in force in any part of the world to hold to the Production Company, its successors, assigns and licenses absolutely for the whole period of such rights for the time being capable of being assigned together with all renewals reversions and extensions throughout the world.

5.2 The Producer irrevocably and unconditionally grants and confirms to the Production Company its successors, assigns and licensees in respect of the Services and the product of the Services, all consents required pursuant to the Copyright Designs and Patents Act 1983 Part II and all other laws now or in the future in force in any part of the world which may be required in respect of the Services for the exploitation by the Production Company, its successors, assigns and licensees of the Services and the product of the Services whether or not by means of the Film in any and all media by any and all means now known or developed in the future for the full duration of the rights acquired by the Company pursuant to this Agreement pursuant to the laws in force in any part of the world.

5.3 The Producer irrevocably and unconditionally waives all rights relating to the Services or the Film to which the Producer is now or may in the future be entitled pursuant to the provisions of the Copyright Designs and Patents Act 1988 Sections 70,80,84 and 85 and any other moral rights to which the Producer may be entitled under any legislation now existing or in future enacted in any past of the world.

5.4 The Producer acknowledges that all rights of copyright, privacy, publicity and all other rights in and to the Film and any photographs, films and sound recordings made by the Production Company, its successors, assigns and licensees in connection with the Film featuring the Producer and all other products of his Services belong to the Production Company absolutely and that the Production Company shall have the right to exploit any and all of the foregoing in any and all media by any and all manner or means throughout the world for the full period of copyright together with the right to authorize others so to do.

5.5      Without prejudice to the generality of the rights assigned by clauses
         5.1. 5.2, 5.3 and 5.4 the Production Company shall have the right:

5.5.1 to make produce sell publicly exhibit lease license hire market publicize distribute exhibit diffuse broadcast adapt and reproduce mechanically graphically electronically or otherwise howsoever by any manner and means (whether now known or hereafter devised) the Film and all products of the Services throughout the universe;

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5.5.2    to permit any third party to exercise any of such rights in the sole discretion of the Production Company;

5.5.3 to rent copies of the Film and the Producer confirms that the consideration under clause 3 comprises equitable remuneration for the rental right of the Producer.

5.6 The Producer, having acknowledged his understanding of the needs of the film production by granting the Production Company the unlimited rights to make changes in the Film and other products of the Services as elsewhere provided herein, hereby expressly irrevocably and unconditionally waives the right provided for by the Act, or by the laws of any other jurisdiction, to object to derogatory treatment of the Film or other products of the Services.

5.7 The Producer expressly unconditionally and irrevocably waives the right to be identified as Producer of the Film pursuant to the Act or the laws of any other jurisdiction but without prejudice to clause 7 of this Agreement.

6.       Loan Out Company's warranties

6.1      The Loan Out Company hereby warrants undertakes and agrees that:

6.1.1 the Loan Out Company and the Producer is free to enter into this Agreement and grant to the Company all rights and consents grated in it and has not entered, and will not enter into, any arrangement which may conflict with it.

6.1.2 the Services and the products of the Services shall be original with the Producer and shall not be obscene or defamatory or infringe on the copyright common law right or any other right of any person;

6.1.3 the Loan Out Company will ensure that the Producer will render the Services to the best of his skill and ability in a professional and workmanlike manner in willing co-operation with others in the manner required by the Production Company and in accordance with the production schedule established by the Production Company. In particular, without prejudice to the generality of the foregoing, the Producer shall observe the times set out in the call sheets and the Producer shall do everything in such capacity to ensure performances from an artists engaged for the Film are of first clear quality suitable for international exploitation;

6.1.4 the Loan Out Company shall not without the consent in writing of the Production Company issue any publicity relating to or otherwise reveal or make public any financial or other confidential information in connection with the Film or the terms of this Agreement or the business of the Production Company and will not knowingly commit any act which might prejudice or damage the reputation of the Production Company or inhibit the successful exploitation of the Film;

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6.1.5    The Producer is in a good state of health and in order to enable the
         Company to effect insurance on the Producer against loss arising from the inability of the Producer to perform the Service such insurance shall be on normal terms with no exclusions or unusual deductibles;

6.1.6 the Producer shall not at any time during this Agreement or any period of his engagement participate in any hazardous or dangerous pursuits or voluntarily take any risks which might prevent the Producer from being ready and able at all times to perform the Services and in particular (but not by way of limitation) shall travel by air only as a passenger on a regular scheduled flight and shall not take part in motor racing, hang-gliding or any form of sport involving unusual risk of death or personal injury and shall observe all requirements of insurers;

6.1.7 the Production Company shall be entitled to use and authorize others to use the name likeness photograph and biography of the Producer in connection with the Film but shall not without the Producer's prior consent represent the Producer as endorsing any commercial product other then the Film or sound track albums and the like associated therewith;

6.1.8 the Producer shall at all times throughout his engagement keep the Production Company informed of his whereabouts and telephone number;

6.1.9 the Producer will not on behalf of the Production Company enter into any Commitment contract or arrangement with any person or engage any person without the Production Company's prior written consent;

6.1.10 the Producer shall willingly co-operate with the Production Company and shall repeat such services rendered by the Producer as when and where requested by the Production Company and follow all reasonable directions and instructions given by the Production Company,

6.1.11 the Producer shall attend at such locations and times as are reasonably required by the Production Company from time to time;

6.1.12 the Producer shall comply with and observe all union rules and regulations and all the final agreements rules and regulations relating to safety fire prevention or general administration in force at any place in which the Producer shall be required by the Production Company to render any services;

6.1.13 the Producer now is and will remain at all times when rendering services a Mexican subject ordinarily resident in the USA;

6.1.14 upon the expiry or earlier termination of the Producer's engagement the Producer will deliver up to the Production Company all scripts photographs and other literary or dramatic properties all film materials and all other properties documents and things,

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         whatsoever which the Producer may have in the Producer's possession or under the Producer's control relating to the Film;

6.1.15 the Producer shall at the request of the Production Company render Services in connection with the promotion and advertising of the Film without further remuneration except reimbursement of expenses in accordance with clause 4.1. The Producer shall attend press conferences and make non-commercial appearances including broadcasting by radio and television and the like all of which services if required outside the period of his engagement shall be subject to the Producer's other professional engagements;

6.1.16 the Loan Out Company shall indemnify the Production Company and keep it fully indemnified at all times against all actions, proceedings, costs, claims, awards, damages, expenses (including without limitation legal expenses) and liabilities arising directly or indirectly from any breach of the Producer's undertakings obligations or warranties under this Agreement.

7        Credit

7.1 Subject to the provisions contained in this clause 7 and the observance and performance by the Loan Out Company of its obligation and of all the Producer's obligations the Production Company agrees to accord credit to the Producer on all positive copies of the Film made by it or under its control as set out in Schedule 2. The Production Company also agrees to accord the Producer credit as set out in Schedule 2 in major paid advertising relating to the Film issued by the Production Company.

7.2 The Production Company's obligation to accord credit in advertisements shall apply only to the billing portion (excluding artwork and advertising copy). The Production Company shall not be obliged to accord credit to the Producer in;

7.2.1    teaser advertising or publicity;

7.2.2 advertising relating primarily to the cast, Producer or other personnel connected with the production of the Film;

7.2.3 trailers or radio or television group or list advertising or institution or other publicity;

7.2.4    publicity not primarily relating to the Film;

7.2.5    advertising in narrative form;

7.2.6    so-called 24 sheets 16 sheets 7 sheets 30 x 40, or 40 x 60s

7.2.7 newspaper or other periodical advertising occupying 8 column inches or less;

7.2.8    by-products commercial tie-ups or merchandising

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7.2.9    in connection with any television exploitation of the Film or any exploitation publication or fictionalization of the story screenplay or other literary dramatic or musical material upon which the Film is based;

7.3 In according credit in paid advertising if the title of the Film is used more than once ie a so-called 'regular' use and a so-called 'artwork' use (such as for example the weaving oldie title as part of the background of the advertising or a display use or a fanciful use) any reference in this Agreement including any Schedule to the title of the film shall be to the so-called regular use of the title as distinguished from the 'artwork' use of the title.

7.4 No casual or inadvertent failure by the Production Company or any third party to accord any credit or comply with the provisions of this clause 7 or Schedule 2 shall constitute a breach by the Production Company of its obligations. In the event of any breach by the Production Company of its obligations under this clause 7 the rights and remedies of the Producer (if any) shall be limited to the recovery of damages in an action at law and in no event shall the producer be entitled by reason of such breach to terminate this Agreement or seek to enjoin or restrain the distribution or exploitation of the Film. Notwithstanding the foregoing the Production Company agrees that if the Producer shall give written notice to the Production Company of any breach of the provisions of this clause 7 the Production Company will use its reasonable endeavours to procure the remedying of such breach as regards the future. The Production Company shall not be required to incur expense or liability in so doing save such expense as may be inherent in giving notice to distributors and others.

8        Production Company's liability

8.1      The Production Company shall not be liable for:

8.1.1 any loss of or damage to any clothing or other personal property of the Producer whether such loss or damage is caused by negligence or otherwise howsoever except to the extent that the Production Company receives compensation from an insurance company or other third party;

8.1.2 the death or injury of the Producer caused in any way during the engagement under this Agreement except so far as otherwise required by law and to the extent that the Production Company may receive compensation from an insurance company or other third party;

8.1.3 any representation made to or for the Producer by any employee or agent of the Production Company and in particular the Production Company shall not be bound by any prior condition or purported agreement inconsistent with this Agreement.

9        Waiver

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9.1      No waiver by the Production Company of any failure by the Loan Out
         Company to observe any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding failure or of any other covenant or condition nor shall it be deemed a continuing waiver. The rights and remedies provided for in this Agreement are cumulative and no one of them shall be deemed to be exclusive of the others or of any rights or remedies allowed by law. The rights granted to the Production Company are irrevocable and shall not revert to the Loan Out Company of the Producer under any circumstances whatsoever. In the event that the Production company terminates or cancels (or purports to terminate or cancel) this Agreement or any other agreement entered into by and between the Production Company and the Producer (and even if such cancellation or termination or purported termination or cancellation is ultimately determined by a court to have been without proper or legal cause or ultimately determined by such a court that the Production Company committed any material breach, of any such agreement) the damage (if any) caused to the Producer thereby is not irreparable or sufficient to entitle the Producer to injunctive or other equitable relief and the Producer shall not have any right to terminate this Agreement or any such other agreement or any of the Production Company's rights hereunder.

10       Insurance

         The Production Company may secure in its own name or otherwise at its own expense life accident health cast pre-production and other insurance covering the Producer independently or together with others and the Producer shall not have any right title or interest in or to such insurance. The Producer shall assist the Production Company to procure such insurance and shall in timely fashion submit to such customary medical and other examinations and sign such applications and other instruments in writing as may be required by the insurance company involved.

11.      Conditions precedent

         As a condition precedent to any and all liability of the Production Company the Producer shall at the Loan Out Company's own expense apply for and assist the Production Company in applying for and do all such things as may be necessary in support of any application for the Producer's membership of any trade union labor or professional organization or guild and/or for passports visas work permits or other matters necessary to enable the Production Company to make use of the Producer's services. If as a result of such application being refused revoked or cancelled otherwise than by reason of the Loan Out Company's default the Production Company shall be unable to make use of the Producer's services this Agreement shall he deemed null and void and without effect and without liability whatsoever on the parties save that the Producer shall repay to the Production Company any sums previously paid to him pursuant to clause 3.

12       No obligation

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         Nothing contained in this Agreement shall constitute an undertaking by the Production Company to produce the Film or to utilize the Services in connection with the Film or to incorporate the products of the services in the Film. The Production Company shall not be required to commence or continue the production release exhibition or other exploitation of the Film and no compensation shall be payable to the Producer for any alleged loss of publicity or opportunity to enhance the Products reputation.

13       Pay/Play

         If the Production Company in its sole discretion considers it desirable it may, whether having commenced or not to use the Services, decide that such services or any part thereof are not satisfactory and it may substitute another Producer in his place. The Producer hereby releases the Production Company in that event from any further obligation to make any use of the Producer's services or any part thereof but unless the provisions of clauses 14 and 15 apply the Producer shall remain entitled to payment pursuant to clause 3.

14.      Suspension Termination

14.1 The Production Company shall be entitled by oral notice to the Loan Out Company given at any time during the subsistence of any of the following events (as a courtesy to be confirmed in writing) to suspend the engagement of the Producer's services for the remainder of the duration of the event and any time reasonably required by the Production Company to resume the use of such services and to extend the term of the engagement of the Producer's services by the period of such suspension namely:

14.1.1 the Producer is prevented from performing services owing to any injury or illness or any mental or physical disability for 5 consecutive days or an aggregate of 14 days;

14.1.2 the Producer is unable in the opinion of the Production Company to perform or continue to perform his services;

14.1.3 the Producer fails or refuses to perform or observe any of his services and obligations in accordance with the terms of this Agreement or is in breach of any of the warranties and agreements on the part of the Producer contained in it;

14.1.4 the Producer shall have failed to submit pursuant to clause 10 to medical examination or shall make untrue or inaccurate replies or statements for the purpose of insurance or the Production Company is unable to effect insurance on the Producer at normal rates on normal terms;

14.1.5 the development pro-production production or post-production of the Film is prevented or interrupted by reason of any cause beyond the control of the Production Company such as (but not by way of limitation) war, civil disturbance, order of a government ministry or department or public authority, fire, natural catastrophe, labor dispute, withdrawal of

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         labor, breakdown or interruption of power supplies or other services or transport (public or otherwise) or death or illness of a principal artiste or a senior technician.

14.2 Whether or not this engagement has been suspended if for 7 days (or more) consecutive or in the aggregate there subsists any event provided for in clauses 14.1.1, 14.1.2 or 14.1.5 or at any time without prior suspension during the subsistence of the event set out in clause 14.1.3 or in the events provided for in clause 14.1.4 then in any such case the Production Company shall be entitled by written notice to the Loan Out Company to terminate this engagement but without prejudice to its rights accrued up to the date of termination or the commencement of suspension prior to the termination (as the case may be).

14.3 If and when this engagement has been suspended on account of any event provided for in clause 14.1.5 and this suspension has continued for 8 weeks or more, the Loan Out Company shall be entitled by notice in writing to the Production Company to terminate this engagement except that if within 7 days of the receipt of such notice the Production Company serves a counter notice upon the Loan Out Company that it wishes to resume the engagement of the Producers services the Producer's notice shall be cancelled and of no further effect and the engagement of the Producer's services shall be resumed at the date specified in the counter notice.

14.4 Any claim which either party shall have against the other for or in respect of any breach non-observance or non-performance or repudiation of any of the provisions of this Agreement occurring prior to such termination or out of which such termination shall have arisen shall not be affected or prejudiced.

15       Effect of Suspension/Termination

15.1     In the event of suspension of the engagement pursuant to clause 14:

15.1.1 while such suspension lasts payment of remuneration under clause 3 will cease to fail due and upon resumption of the engagement the date for payment of such remuneration shall be postponed by a period equal to the duration of such suspension;

15.1.2 during the suspension Loan Out Company and the Producer shall continue to comply with all its obligations not affected by such suspension and the Loan Out Company shall not without the prior consent of the Production Company agree to provide the services of the Producer to any other person;

15.1.3 the Production Company will remain entitled to all rights hereby granted or assigned to it.

15.2 In the event of termination of this Agreement whether or not pursuant to clause 14:

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15.2.1   the Loan Out Company shall be entitled to the remuneration due under clause 3 up to the date of the event giving rise to such termination (or the beginning of any suspension preceding such termination);

15.2.2 the Production Company will remain entitled to all rights hereby granted or assigned to it.

15.3 The Loan Out Company acknowledges that the services of the Producer hereunder are of a unique character, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and by mason Thereof the Producer agrees that the Production Company shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the Producer.

16       Conflict

         Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between my provision of this Agreement and any statute law ordinance or regulation contrary to which the parties have no legal right to contact then the latter shall prevail but in such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within the legal requirements.

17       Assignment

         The Production Company shall not transfer or assign this Agreement or all or any part of the Production Company's rights under it without the approval in writing of the Loan Out Company.

18.      Notices

18.1 All communications between the parties with respect to any of the provisions of this Agreement shall be delivered to the parties in person or sent to the addresses set out in this Agreement or to such other addresses as may be notified by the parties for the purpose of this clause 18 by prepaid registered or recorded delivery post or by facsimile transmission or other electronic means of written communication with immediate confirmation by letter.

18.2 Communications which are sent or dispatched as set out below shall be deemed to have been received by the addressee at the times stated:

18.2.1   by hand - the date of dispatch;

182.2    by post - two business days after dispatch;

18.2.3   by cable - one business day after dispatch;

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18.2.4   by facsimile transmission or other electronic means of written communication on dispatch.

18.3 proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed stamped and posted by registered or recorded delivery post. In proving service by cable telex facsimile transmission or other electronic means of written communication proof of service will be accepted on proof of posting of the confirmatory letter.

19.      Entire agreement

         This Agreement (including any attached exhibits) contains the full and complete understanding between the parties and supersedes all prior agreements and understandings whether written or oral pertaining thereto and cannot be modified except by a written instrument signed by the Loan Out Company, the Producer and the Production Company. The Loan Out Company acknowledges that no representation or promise not expressly contained in this Agreement has been made by the Production Company or any of its agents employees or representatives.

20       No partnership/employment

         Nothing contained in this Agreement shall or shall be deemed to constitute a partnership or a contract of employment between the parties.

21.      Law

         This Agreement shall be construed in accordance with and governed by the laws of England whose courts shall be the courts of competent jurisdiction.

AS WITNESS this Agreement has been signed by the duly authorized representatives of the parties the day and year first before written

SIGNED by ANDREW SOMPER                                        /s/ Andrew Somper
for and on behalf of
TOTAL FILMS UK LIMITED

SIGNED by for and on behalf of TOTAL FILM GROUP INC.           /s/ Gerald Green

SIGNED by GERALD GREEN                                         /s/ Gerald Green

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                                   Schedule 1

                        Producer's Services ("Services")

1 The Services shall be rendered to the Production Company on an exclusive basis in accordance with clause 2 of the Agreement and thereafter as and when required by the Production Company subject to the Producer's other professional commitments.

2 Subject to the provisions of this Agreement the Loan Out Company will ensure that the Producer will:

         (a) perform all services usually rendered by a Producer of first class films, including all pre-production and post-production services, fully and completely and to the best of the Producer's ability in a professional and workmanlike manner, in full co-operation with others and in accordance with the Production Company's directions at such location or locations and at such times as the Production Company shall direct;

         (b) render all services required under this Agreement strictly in accordance with the production schedule established by the Production Company in consultation with the Producer or as the Production Company may otherwise direct.

3 Without limitation of the foregoing the Producer shall to such extent as the Production Company may require:

         (a) consult with and advise the persons responsible for the writing of all treatments scripts and other story material upon which the Film is based;

         (b) upon completion of the final shooting script for the Film co-operate with the Production Company in the preparation of a proper detailed production schedule and budget for the production of the Film;

         (c) attend all pro-production preparation script schedule and budget conferences tests rehearsals and like matters and assist in the selection of locations cast and technicians prior to the principal photography of the Film;

         (d) upon completion of the photography and recording of the Film supervise in conjunction with the Director the cutting titling mid editing post-synchronization scoring dubbing and completion thereof in order to make due and proper delivery of the Film in a first class condition to the Production Company's distributors;

         (e) appear at such times and such places as the Production Company may designate from time to time in connection with the principal photography of the Film and for the purposes of making promotional photographs, consulting with representatives of television companies recording studios processing laboratories completion

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                  guarantors and other organizations, and any other purpose
                  reasonably related to the engagement provided for in this Agreement.

                                   Schedule 2

                                     Credit

In the main titles on a separate card the following wording shall appear immediately prior to the credit accorded to the director of the Film and 100% the size of the credit accorded the Director:

                            Produced by Gerald Green

In relation to paid to advertising, credit shall be accorded in all paid advertisements subject to clause 7 of this Agreement,

It is agreed that at the option of the Loan Out Company it may elect to substitute the above credit with:

                         Executive Producer Gerald Green